Exhibit (13)(a)

Amended and Restated Transfer Agency and Service Agreement

Among

Each of the BlackRock Closed-End Investment Companies

Listed Herein on Appendix A

and

Computershare Trust Company, N.A.

and

Computershare Inc.

AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT

This Amended and Restated Transfer Agency Agreement (this “Agreement”) is made as of July 13, 2020, by and among each of the BlackRock closed-end investment companies listed on Appendix A, as amended from time to time, having a principal office and place of business at 100 Bellevue Parkway, Wilmington, Delaware 19809 (each a “Customer” or a “Fund”), Computershare Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”), both doing business at 150 Royall Street, Canton, Massachusetts 02021 (collectively the “Transfer Agent” or “Computershare”).

WHEREAS, Customer, Computershare, and Trust Company entered into that certain Transfer Agency and Service Agreement effective January 1, 2015 (“Old Agreement”);

WHEREAS, the Customer desires to confirm the appointment of Trust Company as its sole transfer agent, registrar and dividend disbursing agent for the Shares, and administrator of dividend reinvestment plans, and Computershare Inc. as processor of all payments received or made by Customer under this Agreement;

WHEREAS, Trust Company and Computershare Inc. will each continue to separately provide specified services covered by this Agreement and, in addition, Trust Company may continue to arrange for Computershare Inc. to act on behalf of Trust Company in providing certain of its services covered by this Agreement;

WHEREAS, Trust Company and Computershare Inc. desire to confirm their acceptance of such respective appointments and continue to perform the services related to such appointments; and

WHEREAS, Customer and Transfer Agent hereby agree to amend and restate the Old Agreement in its entirety as set forth herein; and

WHEREAS, the Board of Directors or Trustees, as applicable, of each Customer has approved the appointment of the Transfer Agent and the form of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the statements made in the preceding paragraphs and as follows:

Section 1. Certain Definitions.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Account” or “Accounts” means the account of each Shareholder which account shall hold any full or fractional Shares held by such Shareholder, outstanding funds or reportable tax information.

“Additional Services” means any and all services which are not Services, but performed by Transfer Agent upon request of a Customer.

“Agreement” means this agreement and any and all appendices, exhibits or Schedules and any and all amendments or modifications, which may from time to time be executed.

“Board of Directors” means the Board of Directors or the Board of Trustees, as the case may be, of each Customer.

“Dividend Reinvestment Plan” means any dividend reinvestment plan, direct stock purchase plan, or other investment programs administered by the Trust Company for Customer, the services for which are as set forth in the Service Schedule.

“Effective Date” means the date first stated above.

“Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, which creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

“Fee Letter” means the fee letter attached to the Side Agreement as Schedule 1, as may be amended from time to time.

“Initial Term” means the term commencing on the Effective Date and continuing for a period of one (1) year from such date.

“KPI Document” means the KPI document describing the agreed to service levels attached to the Side Agreement as Schedule 3, as may be amended from time to time.

“Schedule” or “Schedules” means each schedule attached hereto, separately or collectively as the context requires, as the same may be amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Laws” means the 1933 Act and the 1934 Act as applicable to the Transfer Agent.

“Service Schedule” means the service schedule attached to the Side Agreement as Schedule 2.

“Services” means any and all services as further described herein and in the Service Schedule or the Schedules.

“Share” means common units of beneficial interest or common stock, as the case may be, of each Customer authorized by the Customer’s respective Declaration of Trust or Articles of Incorporation, as the case may be.

“Side Agreement” means the Side Agreement for Transfer Agency Services between the Customer and Transfer Agent dated as of July 13, 2020.

“Shareholder” means the holder of record of one or more Shares.

“U.S.” means the states of the United States of America, the District of Columbia, Guam, Puerto Rico, U.S. Virgin Islands and any territory or commonwealth of the United States of America with a formal local government substantially equivalent to a state government. Each will be referred to as a “State”.

Section 2. Appointment of Agent.

2.1

Appointment. The Fund hereby appoints the Trust Company to serve as sole transfer agent and registrar for the Shares, Shareholder servicing agent to the Fund and administrator of the Dividend Reinvestment Plans in accordance with the terms and conditions thereof and appoints Computershare Inc. as the service provider to the Trust Company and as processor of all payments received or made by or on behalf of Customer under this Agreement, and the Trust Company and Computershare Inc. accept such respective appointments and agree in connection with such appointments to furnish the Services expressly set forth in this Agreement. Computershare represents that it is currently registered with the SEC as a transfer agent and will remain so registered during the effectiveness of this Agreement.

2.2

Documents. In connection with the appointment of the Trust Company as the transfer agent and registrar for a Customer, the Customer will provide or has previously provided the following documents to the Transfer Agent:

(a)	Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission for initial public offerings; and

(b)	Specimens of the Signatures of the officers of the Customer authorized to sign written instructions and requests.

2.3

Records. The books and records pertaining to the Customer required by Securities Laws and the 1940 Act which are in the possession or under the control of Computershare shall be the property of the Customer. Agent will prepare and maintain such books and records as required by Securities Laws, or as otherwise mutually agreed by the parties, subject to additional fees. Such books and records shall, to the extent practicable, be maintained separately for each Fund. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Computershare to an Authorized Person, and may be subject to a reasonable fee to be agreed upon by the parties. Transfer Agent may adopt as part of its records all lists of Shareholders, records of the Customer’s Shares, books, documents and records which have been employed by any former agent of the Customer for the maintenance of the ledgers for the Customer’s Shares, provided such ledger is certified by an officer of Customer or the prior transfer agent to be true, authentic and complete.

2.4

Shares. The Customer shall, if applicable, inform Transfer Agent as to (i) the existence or termination of any restrictions on the transfer of Shares and in the application to or removal from any book entry interest of stock of any legend restricting the transfer of such Shares or the substitution for such book entry interest of a book entry interest without such legend, (ii) any authorized but unissued Shares reserved for specific purposes, (iii) any outstanding shares which are exchangeable for Shares and the basis for exchange, (iv) reserved Shares subject to option and the details of such reservation and (v) special instructions regarding dividends and information of foreign holders.

2.5	Customer’s Agent. Transfer Agent represents that it is engaged in an independent business and will perform its obligations under this Agreement as an agent of the Customer.

2.6	Certificates. No physical certificates will be issued while this Agreement is in effect. All Shares issued while this Agreement is in effect shall be represented by book entry notations only.

Section 3. Standard Services.

3.1	Services. Computershare shall perform the Services set forth in the Service Schedule.

3.2	Information Security and Data Protection. Computershare shall comply with the provisions of Schedules 9 and 10 of the Side Agreement.

3.3

Reports and Information. Computershare shall provide the Funds with the reports specified in Schedule 6 of the Side Agreement within the periods of time prescribed in Schedule 6 of the Side Agreement and at no additional cost to the Funds.

3.4

Internet Services. Transfer Agent shall make available to Customer and Shareholders, through its web sites, including but not limited to www.computershare.com (collectively, “Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Transfer Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Transfer Agent provides Internet Services on an “as available” basis as set forth in Schedule 2 of the Side Agreement, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance. Notwithstanding the foregoing, Transfer Agent shall ensure that content as posted to Web Site by Transfer Agent is an accurate and complete reflection of information contained in Transfer Agent’s records database.

3.5

Proprietary Information. Customer agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Customer by Transfer Agent as part of the Services are under the control and ownership of Transfer Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). In no event shall Proprietary Information be deemed Shareholder data. Customer agrees that Proprietary Information is of substantial value to Transfer Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 14 of this Agreement. Customer shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.5. Subject to this Section 3.5, Transfer Agent grants to Customer a nonexclusive, nontransferable, royalty free license to use any Proprietary Information solely for the internal business purposes of Customer. Any rights to the Proprietary Information not expressly licensed hereunder are reserved by Transfer Agent.

3.6

Third Party Content. Transfer Agent may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Transfer Agent by certain third parties who may assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Customer agrees and acknowledges that Transfer Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

3.7

Compliance with Laws. The Customer agrees the Transfer Agent is obligated to and the Transfer Agent agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, order and government rules in the performance of its duties under this Agreement.

Section 4. Fees and Expenses.

4.1

Fee Letters. As compensation for Services rendered by Computershare during the term of this Agreement, the Fund will pay to Computershare such fees and charges and reimburse Computershare for such expenses, as set forth in the Fee Letter or as may otherwise be agreed to from time to time in writing by the Fund and Computershare.

4.2	Adjustments. Notwithstanding Section 4.1 above, fees may be changed from time to time as agreed upon in writing between the Transfer Agent and the Customer.

4.3

Invoices. The Customer agrees to pay all fees and reimbursable expenses within forty-five (45) days of receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Customer may only withhold that portion of the fee or expense subject to the good faith dispute. The Customer shall notify the Transfer Agent within forty-five (45) days following the receipt of each billing notice if the Customer is disputing any amounts in good faith. If the Customer does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Customer. The Customer shall settle such disputed amounts within a reasonable time following the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

4.4	Late Payments.

(a) If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Customer shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic Transfer Agents) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by Customer on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

(b) The failure by Customer to pay an invoice within 45 days after written and telephonic notice to Customer that payment is overdue or the failure by the Customer to timely pay two consecutive invoices shall constitute a material breach pursuant to Section 16.3(a) below. Transfer Agent will provide notice by writing and telephone forty-five (45) days after payment is past due. The Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide the Customer with 30 days to cure such breach.

4.5

Taxes. Fund is responsible for all taxes, levies, duties, and assessments levied on Services purchased under this Agreement (collectively, “Transaction Taxes”). Computershare Inc. is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare Inc. is registered to collect such Transaction Taxes. Computershare Inc. shall invoice Fund for such Transaction Taxes that Computershare Inc. is obligated to collect upon the furnishing of Services. Fund shall pay such Transaction Taxes according to the terms in Section 7.3. Computershare Inc. shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare Inc. collects from Customer. To the extent that Fund provides Computershare Inc. with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare Inc. from collecting Transaction Taxes from Fund, invoices issued for Services provided after Computershare Inc.’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare Inc. is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare Inc.’s personnel, and taxes based on Computershare Inc.’s net income or gross revenues relating to Services.

Section 5. Representations and Warranties of Transfer Agent.

5.1

Governance. Computershare Trust Company, N.A. is a federally chartered limited purpose national bank duly organized under the laws of the U.S. and Computershare Inc. is a corporation validly existing and in good standing under the laws of the State of Delaware and they have full corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Computershare has been duly authorized by all necessary corporate action and constitutes the legal valid and binding obligation of Computershare enforceable against Computershare in accordance with its terms.

5.2

Compliance. The execution, delivery and performance of the Agreement by Computershare will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which Computershare is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or governmental or regulatory official, body or authority which is applicable to Computershare, (iii) the incorporation documents or by-laws of, or any material agreement to which Computershare is a party.

5.3	Facilities. The Transfer Agent has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.4

Insurance. The Transfer Agent shall procure and maintain in effect all insurance coverages required by law, and further, shall procure and maintain the policies of insurance (regardless of whether such insurance is required by law) covering claims and liabilities arising from this Agreement as identified in Schedule 8 of the Side Agreement.

Section 6. Representations and Warranties of Customer.

6.1	Each Customer severally and not jointly represents and warrants to the Transfer Agent that:

(a)	Organization. It is a corporation or Trust duly organized and existing and in good standing under the laws of the jurisdiction of its organization;

(b)

Governance. It is empowered under applicable laws and by its charter documents to enter into and perform this Agreement. All corporate proceedings required by said charter documents and applicable law have been taken to authorize it to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by each Customer has been duly authorized by all necessary corporate or trust action and constitutes the legal valid and binding obligation of each Customer enforceable against each Customer in accordance with its terms;

(c)

A registration statement under the 1933 Act has been filed and is currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all the Shares of each Customer outstanding or being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; information to the contrary will result in immediate notification to the Transfer Agent.

Section 7. Indemnification/Limitation of Liability.

7.1

Standard of Care. The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable time limits to insure the accuracy of all Services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage unless said loss or damage is caused by its negligence, bad faith or willful misconduct or that of its employees as set forth or breach of any representation or warranty of the Transfer Agent hereunder and subject to the limitations set forth hereunder in Section 7.4 below.

7.2

Customer Indemnity. The Transfer Agent shall not be responsible for, and the Customer shall indemnify and hold the Transfer Agent harmless from and against, any and all claims, losses, damages, costs, charges, payments, expenses, liability and, court costs, fees and expenses of attorneys, expert witnesses, and other professionals reasonably acceptable to Customer arising out of or attributable to:

(a)

All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided such actions are taken in good faith and without negligence or willful misconduct;

(b)	The Customer’s bad faith, negligence or willful misconduct or the material breach of any representation or warranty of the Customer hereunder;

(c)

The reliance or use by the Transfer Agent or its agents or subcontractors of information, records and documents which (i) are received by the Transfer Agent or its agents or subcontractors and furnished to it by or on behalf of the Customer, and (ii) have been prepared and /or maintained by the Customer or any other person or firm on behalf of the Customer;

(d)

The reliance or use by the Transfer Agent or its agents or subcontractors of any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons including Shareholders;

(e)

The reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the Customer’s representatives, provided such actions are taken in good faith and without negligence or willful misconduct; and

(f)

The offer or sale of Shares in violation of any federal or state securities laws requiring that such shares be registered or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares.

7.3

Instructions. From time to time, the Customer may provide Transfer Agent with instructions concerning the Services. In addition, at any time the Transfer Agent may apply to any officer of the Customer for instruction, and may consult with legal counsel reasonably acceptable to Customer with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Customer for taking action or omitting to take action by it in reliance upon such instructions or upon the advice or opinion of such counsel provided that when the action is taken it is performed in good faith and without negligence or willful misconduct. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or similar means authorized by the Customer or the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Customer. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of the Customer, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

7.4

Transfer Agent Indemnification/Limitation of Liability. Transfer Agent shall be responsible for and shall indemnify and hold the Customer harmless from and against any and all claims, losses, damages, costs, charges, payments, expenses, liability, court costs, and reasonable fees and expenses of attorneys, expert witnesses, and other professionals, arising out of or attributable to Transfer Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Transfer Agent’s bad faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of Transfer Agent hereunder, for which Transfer Agent is not entitled to indemnification under this Agreement. Any liability of the Transfer Agent shall be limited as set forth in Schedule 11 of the Side Agreement.

7.5

Events Beyond Reasonable Control. Neither party nor its affiliates shall be liable for any loss (including loss caused by delays, failure, errors, interruption or loss of data) or breach hereunder occurring directly or indirectly by reason of any event or circumstance, whether foreseeable or unforeseeable, which despite the taking of commercially reasonable measures is beyond its reasonable control, including without limitation: natural disasters, such as floods, hurricanes, tornados, earthquakes and wildfires; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; job action by organized labor; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; non-performance by third parties (other than subcontractors of Transfer Agent for duties or obligations described herein, except to the extent that such non-performance would be an Event Beyond Reasonable Control of Transfer Agent if Transfer Agent was itself the non-performing party and the event(s) referenced above had affected Transfer Agent); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing (all and any of the foregoing being an “Event Beyond Reasonable Control”). Upon the occurrence of an Event Beyond Reasonable Control, the affected party shall be excused from any non-performance caused by the Event Beyond Reasonable Control for so long such affected party continues to use commercially reasonable efforts to attempt to perform the obligation so impacted.

7.6

Notice. In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.

Section 8. Service Fee Credits; Service Levels.

8.1

The KPI Document sets forth provisions applicable to the determination and assessment of “Service Fee Credits”, as such term is defined in the KPI Document. Service Fee Credits shall not be an exclusive remedy for any loss incurred as a result of breach conduct (which may be claimable as damages pursuant to the terms of this Agreement), but are intended to be a form of recompense to the Fund for failure by the Transfer Agent to deliver the Services in a proper, timely and consistent manner, in view of the key significance that the service levels have to the Fund. The application of Service Fee Credits shall be without prejudice to any rights of the Fund under this Agreement including the right of the Fund to terminate this Agreement pursuant to the terms of the Agreement or to claim damages from Transfer Agent, pursuant to the terms of the Agreement, as a result of any matter constituting breach conduct that contributes to circumstances that cause Service Fee Credits that accrue to the Customer.

8.2

The Services provided by Computershare to the Fund shall be provided in accordance with the terms of the KPI Document, as relevant. The KPI Document is subject to change, as agreed in writing between the parties.

Section 9. Damages.

9.1

NOTWITHSTANDING ANY OTHER PROVISION OF THE AGREEMENT, IN NO EVENT SHALL ANY PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY OTHER DAMAGES WHICH ARE NOT DIRECT DAMAGES REGARDLESS OF WHETHER SUCH DAMAGES WERE OR SHOULD HAVE BEEN FORESEEABLE AND REGARDLESS OF WHETHER ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ALL AND EACH OF WHICH DAMAGES IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES. FOR PURPOSES OF CLARIFICATION: NO OTHER PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED TO CONDITION, LIMIT, MODIFY, NULLIFY OR OTHERWISE PREVAIL IN WHOLE OR IN PART OVER THIS SECTION 9

Section 10. Responsibilities of the Transfer Agent.

10.1	The Transfer Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Customer, by its acceptance hereof, shall be bound:

(a)

Whenever in the performance of its duties hereunder the Transfer Agent shall deem it necessary or desirable that any fact or matter be proved or established prior to taking or suffering any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant treasurer, the Secretary any Assistant Secretary or Chief Financial Officer of the Customer and delivered to the Transfer Agent. Such certificate shall be full authorization to the Transfer Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate provided the action taken is without negligence, bad faith or willful misconduct.

(b)

The Customer agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Transfer Agent for the carrying out, or performing by the Transfer Agent of the provisions of this Agreement.

(c)

Transfer Agent, any of its affiliates or subsidiaries, and any stockholder, director, officer or employee of the Transfer Agent may buy, sell or deal in the securities of the Customer or become pecuniary interested in any transaction in which the Customer may be interested, or contract with or lend money to the Customer or otherwise act as fully and freely as though it were not appointed as agent under this Agreement. Nothing herein shall preclude the Transfer Agent from acting in any other capacity for the Customer or for any other legal entity.

(d)

No provision of this Agreement shall require the Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 11. Covenants of the Customer and Transfer Agent.

11.1	Customer Corporate Authority. The Customer has previously furnished or shall furnish to the Transfer Agent the following:

(a)	A copy of the Articles of incorporation and By-Laws of the Customer;

(b)	Copies of all material amendments to its Articles of Incorporation or By-Laws made after the date of this Agreement, promptly after such amendments are made; and

(c)

A certificate of the Customer as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued shares relating to the exercise of options, warrants or a conversion of debentures or otherwise.

11.2

Transfer Agent Facilities. The Transfer Agent hereby agrees to establish and maintain facilities and procedures consistent with industry standards for the safekeeping of check forms and facsimile signature imprinting devices, if any, and for the preparation, use, and recordkeeping of such forms and devices.

11.3

Notification. Customer shall notify the Transfer Agent as soon as possible in advance of any stock split, stock dividend or any similar event which may affect the Shares and any bankruptcy, insolvency, moratorium or other proceeding regarding Customer affecting the enforcement of creditors’ rights. Notwithstanding any other provision of the Agreement to the contrary, the Transfer Agent will have no obligation to perform any Services under the Agreement subsequent to the commencement of any bankruptcy, insolvency, moratorium or other proceeding regarding Customer affecting the enforcement of creditors’ rights unless the Transfer Agent receives assurance satisfactory to it that it will receive full payment for such services. Further, Customer may not assume the Agreement after the filing of a bankruptcy petition without the Transfer Agent’s written consent.

11.4

Summary of Policies and Procedures. Transfer Agent shall upon request provide Customer with a summary of any of its policies and procedures relating to Services or this Agreement and provide prompt summary e-mail notification of material changes to such policies and procedures

Section 12. Addition or Deletion of a Fund.

12.1

The parties shall cooperate to update Appendix A (e.g., add or remove a Fund) within 30 days of the end of each calendar quarter to reflect the addition or deletion of any Fund receiving Services pursuant to this Agreement.

12.2

The parties agree that Appendix A may be amended for purposes of Section 12.1 and otherwise without an executed written amendment if (a) any member of the BlackRock Relationship Team (as identified in Schedule 4 of the Side Agreement) delivers by email to the Transfer Agent Senior Customer Service Officer or a Transfer Agent Customer Service Officer (all as identified in Schedule 4 of the Side Agreement) (i) a copy of an amended and restated Appendix A, dated as of the date such amended and restated Appendix A is intended to be effective, and (ii) to the extent a Fund is being added, a letter substantially in the format stated in Appendix C signed by an authorized officer of such Fund confirming the addition of such Fund as a party to the Agreement, and (b) the Transfer Agent Senior Customer Service Officer or a Transfer Agent Customer Service Officer, as the case may be, receiving the email message and attachment(s) acknowledges in a responding email that the amended and restated Appendix A has been received.

12.3	The parties agree that Funds listed on Appendix A, as it may be amended from time to time, automatically agree to be bound by the terms of the Side Agreement.

12.4

Notwithstanding the foregoing, if Transfer Agent determines and advises the Customer that additions or revisions to the SCRIP System are necessary in order to accommodate any such new fund the Customer shall be deemed to have submitted a request for an amendment to the Agreement.

Section 13. Audits and Site Visits.

13.1

Subject to the further provisions of this Section 13, a reasonable number of representatives of the Customer together, if applicable, with auditors associated with a firm of certified independent public accountants (“Auditor Firms”) may, during normal weekday business hours, upon giving the Transfer Agent at least twenty (20) days advance notice, no more frequently than once per year (unless required by Customer’s regulators or in response to a previously-identified deficiency, in which event the additional audit will only relate to such deficiency), except that, at mutually agreed dates, and subject to the Transfer Agent’s reasonable security, privacy and confidentiality policies and procedures inspect the Transfer Agent premises principally utilized to perform the Services and related operations, and (ii) examine on-site any books and records required to be maintained by the Transfer Agent in connection with the performance of the Services and the written procedures utilized by the Transfer Agent in performing the Services, solely to determine the Transfer Agent’s compliance with this Agreement.

13.2

During the annual site visit by the BlackRock Relationship Team at mutually agreed dates, and subject to the Transfer Agent’s reasonable security, privacy and confidentiality policies and procedures the Customer may, subject to the further provisions of this Section 13, (i) inspect the Transfer Agent premises principally utilized to perform the Services and related operations, and

(ii) request the Transfer Agent provide system and transaction processing demonstrations, and (iii) make available employees with knowledge about the Services performed to conduct discussions with the Customer and answer reasonable questions of the Customer about such subjects.

13.3

Subject to the further provisions of this Section 13, and Transfer Agent’s reasonable security, privacy and confidentiality policies and procedures. Transfer Agent will give regulatory authorities with jurisdiction over the Customer, upon reasonable advance written notice and during normal weekday business hours, the ability to (i) inspect the Transfer Agent premises principally utilized to perform the Services and related operations, and (ii) examine on-site any books and records required to be maintained by the Transfer Agent in connection with the performance of the Services.

13.4

Transfer Agent shall not be required in connection with any site visits under this Section 13 to engage in any conduct that would significantly interfere with or disrupt the normal business operations of the Transfer Agent. The Transfer Agent may, in its sole discretion, prohibit the Customer, personnel of Auditor Firms, and regulators of the Customer from entering certain areas of its facilities for security reasons, in which case the Transfer Agent will provide the Customer with alternative access to the books and records, information or personnel in such restricted area, to the extent reasonably possible. Audits shall not include penetration testing. Any audit under this Section 13 includes the right to inspect the books and records of the Transfer Agent on-site at Transfer Agent’s office, but not the right to copy any records. The Customer will provide the Transfer Agent with a written scope of work including a mutually agreed level of detail, at least 10 business days in advance of commencement of any audit. Personnel of Auditor Firms or regulators of the Customer, who in the sole judgment of the Transfer Agent will have access to customer, confidential, proprietary or other privileged information of the Transfer Agent, must prior to the site visit if so requested by the Transfer Agent execute confidentiality agreements containing terms reasonably satisfactory to the Transfer Agent. The Transfer Agent shall not under any circumstances be obligated to divulge any information that is prohibited by law or by a confidentiality agreement with a third party.

13.5

The Customer will compensate the Transfer Agent for all out of pocket expenses incurred in connection with any audit under this Section 13, and will also compensate the Transfer Agent, in accordance with the Transfer Agent’s fee schedule in effect at the time of such audit, for the time of each of the Transfer Agent’s employees required to assist with such audit; provided, however, that in no event shall the Customer be charged for the time incurred by the Transfer Agent’s Relationship Management employees required to assist with such audit.

Section 14. Confidentiality.

14.1

Each party shall keep the Confidential Information (as defined in below) of the other party in confidence and will not use or disclose or allow access to or use of such Confidential Information except as set forth in Section 14.4 below. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party. In complying with the first sentence of this Section 14.1, each party will use at least the same degree of care it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care.

14.2	Subject to Sections 14.3 and 14.4 below, “Confidential Information” means (i) except to the extent disclosure may be required by the Securities Laws or the 1940 Act, the terms and conditions (but not the existence of) this Agreement, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information about a party’s exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement, in whatever form, and (ii) information and data of, owned by or about a disclosing party or its affiliates, customers, or subcontractors that may be provided to the other party or become known to the other party in the course of the relationship established by this Agreement, regardless of form or content, including but not limited to (A) competitively sensitive material, and not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Computershare, their respective subsidiaries and Affiliates and the customers, clients and suppliers of any of them; (B) scientific, technical or technological information, a design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Computershare a competitive advantage over its competitors; (C) a confidential or proprietary concept, Proprietary Information, documentation, report, data, specification, computer software, source code, object code, flow chart, database, invention, know how, trade secret, whether or not patentable or copyrightable; (D) information related to security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols, and (E) anything designated as confidential.

14.3	Information or data that would otherwise constitute Confidential Information under Section 14.2 shall not constitute Confidential Information to the extent it:

(a)	is already known to the receiving party at the time it is obtained;

(b)	is or becomes publicly known or available through no wrongful act of the receiving party;

(c)	is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality;

(d)	is released by the protected party to a third party without restriction; or

(e)	has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

14.4

Confidential Information of a disclosing party may be used or disclosed by the receiving party in the circumstances set forth below but except for such permitted use or disclosure shall remain Confidential Information subject to all applicable terms of this Agreement:

(a)	in connection with activities contemplated by this Agreement;

(b)

as required by law or regulation or pursuant to a court order, subpoena, order or request of a governmental or regulatory or self-regulatory authority or agency, or binding discovery request in pending litigation (provided that, other than for requests to the Transfer Agent for Shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions) the receiving party will provide the other party written notice of such requirement or request, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable);

(c)

in connection with inquiries, examinations, audits or other reviews by a governmental, regulatory or self-regulatory authority or agency, audits by independent auditors or requests for advice or opinions from counsel;

(d)	the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party; or

(e)	as otherwise agreed in writing between the parties.

14.5	Subject to the exceptions in Section 14.4, each party agrees not to publicly disseminate Confidential Information of the other party or mutual Confidential Information.

14.6	Notwithstanding Section 20.8 (Survival) of this Agreement, the provisions of this Section 14 shall survive termination of this Agreement for a period of three (3) years after such termination.

Section 15. Privacy.

15.1

Computershare agrees to implement and maintain appropriate security measures to protect “personal information”, as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth (“Massachusetts Privacy Regulation”), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations. Computershare shall treat non-public personal information of Shareholders as confidential, and shall not disclose such information except in connection with carrying out the Services set forth in this Agreement, as required by law or regulation, or as allowed in this Agreement.

Section 16. Term and Termination.

16.1

Term. This Agreement shall be effective from the Effective Date and shall remain in full force and effect and continue through to the end of the Initial Term and shall, upon the expiration thereof, be automatically renewed thereafter for successive one (1) year terms, unless terminated pursuant to Section 16.

16.2

Termination for Convenience. Either party may terminate this Agreement by providing a written notice of termination to the other party, specifying the date this Agreement will terminate as follows: (a) if terminated by Customer, at least 90 days and not more than 365 days in advance of the termination date so specified in the notice, or (b) if terminated by Computershare, at least 180 days and not more than 365 days in advance of the termination date so specified in the notice.

16.3	Termination for Cause. Without prejudice to its other rights under this Agreement, a party (the “Terminating Party”) shall be entitled to terminate this Agreement if:

(a)

the other party commits a material breach of the Agreement which is capable of being remedied but, following receipt of written notice of such material breach from the Terminating Party, the breaching party does not remedy the material breach within 90 days of receiving such notice (or within such other period as the Customer and the Transfer Agent may agree upon following receipt of such notice). In such case, the Terminating Party may terminate this Agreement by providing a written notice of termination to the breaching party, specifying the date as of which this Agreement will terminate, which may be any date, including the date such written notice is provided, however, the failure by the Customer to pay an invoiced Fee which is subject to a good faith dispute shall not constitute a material breach of the Agreement;

(b)

a party commits a material breach of the Agreement which is not capable of being remedied. In such case, the Terminating Party may terminate this Agreement by providing a written notice of termination to the breaching party, specifying the date as of which this Agreement will terminate, which may be any date 90 days from the date such written notice is provided;

(c)

In the case of Transfer Agent assigning this Agreement pursuant to Section 17.1, Customer may terminate this Agreement. Customer must exercise its right to terminate pursuant to this Section 16.3(c) within 60 days from the date Customer receives notice of such assignment and must provide the Transfer Agent with not less than ninety (90) days prior written notice of termination.

(d)

a party ceases to maintain a regulatory license, registration, permission or authorization that, in the case of the Transfer Agent materially impairs its ability to provide the Services or any material portion thereof or in the case of the Customer, materially alters its ability to perform its obligations under this Agreement; or

(e)

the other party becomes the subject of a significant action (such as an enforcement action or investigation) by a regulatory authority with jurisdiction over that party that materially impacts, in the case of the Transfer Agent, its ability to provide Services and, in the case of the Customer, its ability to perform its obligations under this Agreement.

16.4

Regulatory Necessity. In the event the Customer, is required by the written directive an applicable provincial or federal regulatory or self-regulatory organization with jurisdiction over the Customer (the “Issuing Regulator”) to terminate this Agreement or to cease to receive or procure one or more Services from the Transfer Agent or to cease to carry on the business for the purpose of which it requires the Services due to any circumstance relating specifically to the Transfer Agent (a “Termination Directive”), the Customer shall provide the Transfer Agent with a copy of the Termination Directive as promptly as permitted by such Termination Directive, if permitted, and thereafter be entitled to terminate the Agreement or impacted Services in accordance with the requirements of the Termination Directive.

16.5

Termination by the Customer. The Customer may terminate this Agreement by providing a written notice of termination to the Transfer Agent, specifying the date as of which this Agreement will terminate, which may be any date, including the date such written notice is provided, provided the circumstances described below giving rise to the termination right are continuing at the time of the Transfer Agent’s receipt of such written notice, if as a result of an Event Beyond Reasonable Control:

(a)	The Transfer Agent is prevented from performing the whole or substantially the whole of the Services, or of any key elements of the Services, for a continuous period in excess of 60 days; or

(b)

The Transfer Agent is prevented from performing the whole or substantially the whole of the Services, or of any key elements of the Services for a continuous period in excess of 14 days and during that period it has not used all commercially reasonable efforts to: find a solution by which its obligations under this Agreement may be performed despite the continuance of the Event Beyond Reasonable Control; or attempt to perform the impacted obligations, including by implementing its business continuity and disaster recovery plan.

16.6	Insolvency.

(a)

Notwithstanding any other provision of this Agreement, the Customer or the Transfer Agent may in their or its sole discretion terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following to such other party:

(i)	such party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding;

(ii)

such party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against such party any such case or proceeding;

(iii)	such party makes a general assignment for the benefit of creditors; or

(iv)	such party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due.

(b)

Each of the Customer, and the Transfer Agent may exercise its termination right under Section 16 at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by the Customer or the Transfer Agent of its termination right under Section 16 shall be without any prejudice to any other remedies or rights available to such party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding anything to the contrary in this Agreement, notice of termination under this Section 16 shall be considered given and effective when given, not when received.

16.7

Each party will notify the other party promptly of any occurrence of the circumstances specified in Sections 16.2, 16.3, 16.4, 16.5, and 16.6. No failure or delay by a party to give any such notice will prejudice or limit the rights of the other party to terminate this Agreement (whether arising out of, in connection with or relating to this Agreement or otherwise).

16.8

Records. Upon receipt of written notice of termination, the parties will use commercially practicable efforts to effect an orderly termination of this Agreement. Subject to the provisions in Schedule 7 of the Side Agreement, the Transfer Agent will deliver promptly to the Customer electronically or in other media, in Computershare’s industry standard format, all stockholder and other records, files and data supplied to or compiled by the Transfer Agent on behalf of the Customer, subject to applicable law and Transfer Agent’s records management policy.

Section 17. Assignment.

17.1

Affiliates. Upon thirty (30) days prior written notice to Customer, the Transfer Agent may, without further consent of the Customer assign its right and obligations hereunto to any affiliated and registered transfer agent under Rule 17Ac2-1 promulgated under the 1934 Act. The Transfer Agent will not assign its rights and obligations to any other person without the Customer’s prior written consent.

17.2	Sub-contractors. The Transfer Agent may, without further consent of the Customer, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors such services as may be required from time to time (e.g., lost shareholder searches, escheatment, telephone and mailing services); provided, however, that the Transfer Agent shall be as fully responsible to the Customer for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Section 18. Unaffiliated Third Parties.

18.1

Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, airborne services, the U.S. mails and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

Section 19. Disaster Recovery.

19.1

Computershare shall maintain or arrange with third parties for back-up facilities (“Back-Up Facilities”) to the primary operations and data centers used by Computershare to provide the Services (“Primary Facilities”). The Back-Up Facilities will be capable of providing the Services in the event an incident to the Primary Facilities significantly interrupts the delivery of a significant Service. In the event of equipment failures, Computershare shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions, including using the Back-Up Facilities where appropriate.

19.2

Computershare shall develop and maintain a business continuity plan containing disaster recovery procedures for its data centers and operations facilities (“Business Continuity Plan”). Computershare will provide business continuity and disaster recovery services in accordance with its Business Continuity Plan. Computershare’s Business Continuity Plan will at a minimum contain:

(a)	Crisis management procedures for command and control during a disaster;

(b)	Emergency notification process;

(c)	Activation procedures including assignment of the authority to activate;

(d)	Recovery process;

(e)	Procedures and accommodations for the recovery of systems, applications and networks; and

(f)

Identification of external service providers required for recovery, including but not limited to, disaster recovery service providers, equipment maintenance, transportation, salvage and building maintenance.

19.3	Annually, or upon the Fund’s reasonable request, Computershare will certify that its Business Continuity Plan complies with the provisions of this Section 19 and Schedule 5 of the Side Agreement.

19.4

Attached to the Side Agreement as Schedule 5 is an executive summary of the Business Continuity Plan as the Business Continuity Plan was constituted on the Effective Date which sets forth in reasonable detail the characteristics of the Business Continuity Plan. Computershare shall annually provide the Fund with an executive summary in written form of the Business Continuity Plan, updated as necessary to incorporate into the executive summary, as of the date provided, summaries of any changes to the Business Continuity Plan since the Effective Date, or the date of the last executive summary of the Business Continuity Plan provided to the Fund, as the case may be.

Section 20. Miscellaneous.

20.1 Notices.

All notices or other communications required to be given pursuant to this Agreement shall be in writing, including by Electronic Transmission, and shall be deemed given when (i) delivered in person, by overnight delivery through a commercial courier service, or by registered or certified mail or (ii) delivered by electronic mail directed to the electronic mail address set out in this Section 20. Notices shall be addressed to each party at its address set forth below, or such other address as the recipient may have specified by earlier notice to the sender.

If to the Customer:

c/o BlackRock Advisors, LLC

100 Bellevue Parkway

Wilmington, Delaware 19809

Attn: TA Oversight

E-mail: Matthew.luongo@blackrock.com

If to the Transfer Agent:

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attn: Client Services

Email:Jennifer.bridges@computershare.com;

Jeffrey.Almeida@computershare.com; Angela.Dray@computershare.com

The Transfer Agent and the Customer may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

20.2 Successors.

All the covenants and provisions of this Agreement by or for the benefit of the Customer or the Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

20.3 Amendments.

This Agreement may be amended or modified by a written amendment executed by both parties hereto and, to the extent required by Customer, authorized or approved by a resolution of the Board of Directors of the Customer, subject to the provisions of Section 12.

20.4 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

20.5 Governing Law.

This Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

20.6 Descriptive Headings.

Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

20.7 Third Party Beneficiaries.

The provisions of this Agreement are intended to benefit only the Transfer Agent, the Customer and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

20.8 Survival.

All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination of this Agreement.

20.9 Merger of Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

20.10 Priorities.

In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

20.11 Counterparts.

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Trust Company, N.A. and Computershare Inc.

On Behalf of Both Entities:		On Behalf of the BlackRock Closed-End Investment Companies Listed on Appendix A:

By:		By:
Name:	Jennifer Warren	Name:	Neal J. Andrews
Title:	CEO Issuer Services, North America	Title:	Chief Financial Officer
Date:		Date: